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                                                              Exhibit (a)(1)(iv)

                           A.G. EDWARDS & SONS, INC.
                              ONE NORTH JEFFERSON
                           ST. LOUIS, MISSOURI 63103

                              THE FIRST YEARS INC.
                           OFFER TO PURCHASE FOR CASH
                                       BY

                              THE FIRST YEARS INC.
                    UP TO 900,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
   AT A PURCHASE PRICE NOT GREATER THAN $12.65 NOR LESS THAN $10.65 PER SHARE

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, DECEMBER 20, 2001, UNLESS THE OFFER IS EXTENDED. THE FIRST YEARS MAY EXTEND THE OFFER PERIOD AT ANY TIME.

                                                               November 21, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     The First Years Inc., a Massachusetts corporation, has appointed us to act as the dealer manager in connection with its offer to purchase for cash 900,000 shares of its common stock, par value $0.10 per share, at a price, not greater than $12.65 nor less than $10.65 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

     Given the prices specified by tendering shareholders and the number of shares tendered and not properly withdrawn, The First Years will select the lowest purchase price between $10.65 and $12.65 net per share in cash, without interest, that will allow it to purchase 900,000 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the tender offer will be purchased at the same price.

     The First Years' offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase, dated November 21, 2001, and in the related Letter of Transmittal which, as they may be amended and supplemented from time to time, together constitute the tender offer. After November 30, 2001, all shares tendered and purchased will include the associated common stock purchase rights issued under the Common Stock Rights Agreement, dated as of November 19, 2001 between The First Years and EquiServe Trust Company, N.A., as rights agent, and, unless the context requires otherwise, all references to shares shall include the associated common stock purchase rights.

     Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares The First Years seeks are properly tendered. All shares tendered and not purchased, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions or conditional tenders, will be returned as soon as practicable following the expiration date.

     The First Years reserves the right, in its sole discretion, to purchase more than 900,000 shares pursuant to the tender offer, subject to applicable law.

     The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions described in the Offer to Purchase.
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     Upon the terms and conditions of The First Years' offer, if more than
900,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, The First Years will purchase properly tendered shares in the following order:

     - First, The First Years will purchase all shares properly tendered and not properly withdrawn by any "odd lot holder" (as defined below) who:

        - tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference);

        - completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

     - Second, after the purchase of all the shares properly tendered by odd lot holders and subject to the conditional tender procedures described in
       Section 6 of the Offer to Purchase, The First Years will purchase all other shares properly tendered at prices equal to or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares.

     If necessary to permit The First Years to purchase 900,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 5 of the Offer to Purchase. To be eligible for purchase by random lot shareholders whose shares are conditionally tendered must have tendered all their shares.

     For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     - Offer to Purchase, dated November 21, 2001;

     - letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer;

     - letter dated November 21, 2001, from the President and Chief Executive Officer of The First Years, to shareholders of The First Years;

     - Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

     - Notice of Guaranteed Delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date;

     - Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     - a return envelope addressed to EquiServe Trust Company, N.A., as depositary for the offer.

     Your prompt action is requested. We urge you to contact your clients as promptly as possible. The tender offer and withdrawal rights will expire at 12:00 midnight, Eastern time, on Thursday, December 20, 2001, unless the tender offer is extended.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer (other than fees paid to the dealer manager and the information agent as described in the Offer to Purchase). The First Years will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. The First Years will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the Offer to Purchase and Letter of Transmittal.

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     In order to properly tender shares under the tender offer, a shareholder must do either (1) or (2) below:

          1. Provide that the depositary receives the following before the offer expires:

             - either (a) certificates for the shares or (b) a confirmation of receipt for the shares pursuant to the procedure for book-entry transfer described in Section 3 of the Offer to Purchase; and

             - one of (a) a properly completed and executed Letter of
               Transmittal or a manually executed facsimile of it, including any required signature guarantees, (b) an "agent's message" of the type described in Section 3 of the Offer to Purchase in the case of a book-entry transfer or (c) a specific acknowledgement in the case of a tender through the "automated tender offer program" described in Section 3 of the Offer to Purchase; and

             - any other documents required by the Letter of Transmittal.

          2. Comply with the guaranteed delivery procedure set forth in Section 3 of the Offer to Purchase.

     If you have any questions, need assistance or would like to request additional copies of the Tender Offer materials, you should contact D.F. King & Co., Inc., the information agent, or A.G. Edwards & Sons, Inc., the dealer manager at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from D.F. King & Co., Inc. by calling them at (800) 431-9642.

                                         Very truly yours,

                                         A.G. Edwards & Sons, Inc.

(Enclosures)

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE FIRST YEARS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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